Exhibit 4.18
CONSULTING SERVICES AGREEMENT

This Consulting Services Agreement (the “Agreement”) is entered this 1st day of February, 2008 by and between Yellow Rose Ltd. of PO Box 150, Neptune Plaza Suite 204, Grace Bay, Provenciales Turks & Caicos Islands, a Turks & Caicos Islands, BWI corporation (“Consultants”), and Valcent Products Inc. of Suite 1010 - 789 West Pender Street, Vancouver, British Columbia, Canada V6C 1H2 (“Client”), an Alberta, Canada corporation, with reference to the following:

A.
The Client desires to be assured of the association and services of the Consultants to advise the Client in business and/or financial matters and is therefore willing to engage the Consultants upon the terms and conditions set forth herein.  Consultants desires to be assured, and Client desires to assure Consultants, that, if Consultants associates with Client and allocates its resources necessary to provide Client with its services as Client requires and expects, Consultants will be paid the consideration described herein and said consideration will be nonrefundable, regardless of the circumstances.

B.	The Consultants agree to be engaged and retained by the Client and upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.
Engagement.   Client hereby engages Consultants on a non-exclusive basis, and Consultants hereby accepts the engagement to become a financial consultant to the Client and to render such advice, consultation, information, and services to the Directors and/or Officers of the Client regarding general financial and business matters including, but not limited to:

A.	European continental corporate planning, strategy and negotiations with potential strategic business partners (UK excluded);

B.	European continental business growth and development consulting (UK excluded);

C.
Periodic reporting as to developments concerning the general financial markets in Europe and public securities markets in Europe and industry which may be relevant or of interest or concern to the Client or the Client’s business;

D.	General business consulting services in Europe and/or other general business consulting needs as expressed by Client in the European domain.

It is expressly understood and agreed by Client that, in reliance upon Client’s representations, warranties and covenants contained herein, immediately upon execution and delivery of this Agreement by Client, Consultants is setting aside and allocating for the benefit of Client valuable resources (including, without limitation, capital and reservation of work schedules of employees) required to fulfill Consultants’ obligations described in paragraph 1 hereof.  In doing so, Consultants agrees to forebear from undertaking other opportunities and commitments (that would result in enrichment to Consultants) in order to be available to provide Client the services contemplated by this Agreement.

2.    Term.   The term (“Term”) of this Agreement shall commence on the date hereof and continue for twelve (12) months. The Agreement may be extended upon agreement by both parties, unless or until the Agreement is terminated. Either party may cancel this Agreement upon thirty day’s   written notice.  Either party may cancel this Agreement upon 10 day’s (10) written notice in the event either party violates any material provision of this Agreement and fails to cure such violation within five (5) days of written notification of such violation from the other party. Such cancellation shall not excuse the breach or non-performance by the other party or relieve the breaching party of its any obligation incurred prior to the date of cancellation.

3.    Due Diligence.  The Client shall supply and deliver to the Consultants all information relating to the Client Company’s business as may be reasonably requested by the Consultants to enable the Consultants to make an assessment of the Client’s company and business prospects and provide the consulting services described in paragraph 1 hereof.

4.    Compensation.  As consideration for Consultants entering into this Agreement, Client agrees deliver to Consultants the following consideration.

A.
Client shall be issued restricted shares representing an aggregate of five hundred thousand (500,000) restricted shares of common stock (the “Shares”), at a deemed price of USD$0.70 per share.  The Shares shall be issued within 15 days of the execution of this Agreement shall be immediately payable as at the date of this Agreement.

The Shares, when issued to Consultants, will be duly authorized, validly issued and outstanding, fully paid and nonassessable and will not be subject to any liens or encumbrances.

Client further acknowledges and agrees that said consideration is earned by Consultants: (1) upon Client’s execution and delivery of the Agreement and prior to the provision of any service hereunder; (2) in part, by reason of Consultants’ agreement to make its resources available to serve Client and as further described in the Preliminary Statement and elsewhere herein; and (3) regardless of whether Client seeks to terminate this Agreement prior to consultant’s delivery of any services hereunder. If Client takes any action to terminate this Agreement, the Client is entitled to recover any unearned consideration paid or delivered by Client to Consultants.

5.    Representations, Warrants and Covenants.  The Client represents warrants and covenants to the Consultants as follows:

A.      The Client has the full authority, right, power and legal capacity to enter into this Agreement and to consummate the transactions which are provided for herein.  The execution of this Agreement by the Client and its delivery to the Consultants, and the consummation by it of the transactions which are contemplated herein have been duly approved and authorized by all necessary action by the Client’s Board of Directors and no further authorization shall be necessary on the part of the Client for the performance and consummation by the Client of the transactions which are contemplated by this Agreement.

B.      The business and operations of the Client have been and are being conducted in all material respects in accordance with all applicable laws, rules and regulations of all authorities which affect the Client or its properties, assets, businesses or prospects.  The performance of this Agreement shall not result in any breach of, or constitute a default under, or result in the imposition of any lien or encumbrance upon any property of the Client or cause an acceleration under any arrangement, agreement or other instrument to which the Client is a party or by which any of its assets are bound.  The Client has performed in all respects all of its obligations which are, as of the date of this Agreement, required to be performed by it pursuant to the terms of any such agreement, contract or commitment.

6.    Exclusivity; Performance; Confidentiality. The services of Consultants hereunder shall not be exclusive, and Consultants and its agents may perform similar or different services for other persons or entities whether or not they are competitors of Client. The Consultants agrees that it will, at all times, faithfully and in a professional manner perform all of the duties that may be reasonably required of the Consultants pursuant to the terms of this Agreement. Consultants shall be required to expend only such time as is necessary to service Client in a commercially reasonable manner. The Consultants does not guarantee that its efforts will have any impact upon the Client's business or that there will be any specific result or improvement from the Consultants’ efforts. Consultants acknowledges and agrees that confidential and valuable information proprietary to Client and obtained during its engagement by the Client, shall not be, directly or indirectly, disclosed without the prior express written consent of the Client, unless and until such information is otherwise known to the public generally or is not otherwise secret and confidential.

7.    Independent Contractor.  In its performance hereunder, Consultants and its agents shall be an independent contractor. Consultants shall complete the services required hereunder according to his own means and methods of work, shall be in the exclusive charge and control of Consultants and which shall not be subject to the control or supervision of Client, except as to the results of the work. Client acknowledges that nothing in this Agreement shall be construed to require Consultants to provide services to Client at any specific time, or in any specific place or manner. Payments to Consultants hereunder shall not be subject to withholding taxes or other employment taxes as required with respect to compensation paid to an employee.

8.    Notices.  Any notice or other communication required or permitted hereunder must be in writing and sent by either (i) certified mail, postage prepaid, return receipt requested and First Class mail; or (ii) overnight delivery with confirmation of delivery; or (iii) facsimile transmission with an original mailed by first class mail, postage prepaid, addressed as follows:

If to the Client:	Valcent Products, Inc. Suite 1010-789 West Pender Street, Vancouver, British Columbia, Canada V6C 1H2 Facsimile: 604-606-7980

If to Consultants:	Yellow Rose Ltd. PO Box 150, Neptune Plaza Suite 204 Grace Bay, Provenciales Turks & Caicos Islands Facsimile: ______________________

or in each case to such other address and facsimile number as shall have last been furnished by like notice.  If mailing is impossible due to an absence of postal service, and other methods of sending notice are not otherwise available, notice shall be hand-delivered to the aforesaid addresses.  Each notice or communication shall be deemed to have been given as of the date so mailed or delivered, as the case may be; provided, however, that any notice sent by facsimile shall be deemed to have been given as of the date sent by facsimile if a copy of such notice is also mailed by first class mail on the date sent by facsimile; if the date of mailing is not the same as the date of sending by facsimile, then the date of mailing by first class mail shall be deemed to be the date upon which notice given.

9.     Additional Provisions.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision and no waiver shall constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver. No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by all parties. This Agreement constitutes the entire agreement between the parties and supersedes any prior agreements or negotiations. There are no third party beneficiaries of this Agreement.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Texas, regardless of laws of conflicts.

10.   Counterparts.  This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.   Preliminary Statement.  The Preliminary Statement is incorporated herein by this reference and made a material part of this Agreement.

IN WITNESS WHEREOF, the parties hereto have entered into this Agreement on the date first written above.

“Client”

Valcent Products, Inc.

Signature:     /s/ George Orr
Print name:  George Orr
Print title: Chief Financial Officer

“Consultants”

Yellow Rose Ltd.

Signature:     /s/ Audley G. Williams
Print name:  Audley G. Williams
Print title:  Director